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                                  EXHIBIT 99.1

 UNIVERSAL AUTOMOTIVE ANNOUNCES AMENDMENT TO FORM 10-Q AND RELATED NASDAQ ISSUES

            - NO CHANGES TO FINANCIAL STATEMENTS IN AMENDED FILING -

        ALSIP, Ill., Dec. 1 /PRNewswire-FirstCall/ -- Universal Automotive Industries, Inc. (Nasdaq: UVSLE) today announced that it will be filing an amendment to its Form 10-Q for the quarter ended September 30, 2004 to omit a reference in the document that the document had not been fully reviewed by its new auditors.

        Robert Zimmer, Universal's chief financial officer, said, "Due to an oversight, we incorrectly stated in our filing that our auditors had not completed their review of the interim condensed financial statements in accordance with SEC regulations. This statement was made in error; in fact, our interim financial statements had been reviewed by our auditors prior to their initial filing. There will be no adjustments to the financial statements in the amended Form 10-Q/A, which we expect to file shortly and our new auditors have confirmed that their review was completed prior to the initial filing."

        This misstatement (which the Company will correct in the amended filing) triggered a letter from The Nasdaq Stock Market, Inc. referenced below.

        On November 29, 2004, the Company received a letter from The Nasdaq Stock Market, Inc. advising that it deemed the original filing of the Form 10-Q to be deficient because the original filing had referenced that the auditors' review had not been completed. It deemed this to be a violation of Nasdaq Marketplace Rule 4310, which requires that all listed companies remain current with their Securities & Exchange Act of 1934 filing requirements. It further advised that effective December 1, 2004 the character "E" will be added to the Company's listed trading symbol due to the perceived filing delinquency, and the common stock would be delisted on December 8, 2004 unless the Company makes a proper request for a hearing prior to that date, in which event there would be no delisting due to this issue prior to the hearing.

        The Company believes that the Form 10-Q/A filing has cured the alleged filing deficiency and intends to appeal the Nasdaq determination by oral hearing in the event that Nasdaq does not concur with this belief without the need for a hearing. However, there can be no guarantees as to the outcome of a hearing.

        For further information, contact Robert Zimmer, at 708-293-4050 ext.
227.

ABOUT UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.

        Universal Automotive Industries distributes and manufactures brake rotors and other brake parts, under its trademarks UBP -- Universal Brake Parts, Evolution and Ultimate in the United States and Canada and its proprietary Autospecialty, ValuMaxx and PowerStop brands. The company also provides TRW-branded brake rotors and drums and suspension products.


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        This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section
21E of the Securities Exchange Act of 1934 as amended, which are intended to be covered by safe harbors created thereby. Such forward-looking statements, including the risk that the corrective filing may not be deemed to cure the alleged deficiency in the timely complete filing of the Form 10-Q as required for the quarter ended September 30, 2004 and the possible delisting of the Company's common shares from their Nasdaq Small Cap listing, as well as those risk factors referenced in the Company's filings with the Securities & Exchange Commission, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements, may vary from the actual results achieved by the Company.